Exhibit 99.2

Dividend Reinvestment and Stock Purchase Plan

Enrollment Form for Registered Stockholders

EASTERN VIRGINIA BANKSHARES, INC.

Registrar and Transfer Company

Attention: Dividend Reinvestment

10 Commerce Drive

P.O. Box 664

Cranford, New Jersey 07016

To participate in the Eastern Virginia Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan or to amend the terms of your participation in the plan, complete and sign the reverse side of this form and return it in the enclosed envelope. You cannot use this enrollment form if your shares of Eastern Virginia Bankshares, Inc. stock are held in a broker account. Instead, you must contact your broker to enroll in this plan.

Name

Name (if joint owners)

Please indicate whether this in an:
Street Address

☐ Initial Enrollment Form

☐ Amended Enrollment Form	City/State/Zip Code

(You need not submit an amended enrollment form unless you wish to amend the terms of your participation in the plan)
Daytime Telephone Number

Social Security Number

NOTE: This is not a proxy. Return this form only if you hold your shares in certificate form and wish to participate in the plan.

Executing this form will authorize Registrar and Transfer Company, as your agent, to reinvest all or a portion of the dividends you receive on Eastern Virginia Bankshares, Inc. common stock, together with any voluntary cash payments you make (from min. $50.00 to max. $20,000.00 per quarter) to purchase additional shares of common stock. Investments of all cash dividends and any voluntary cash payments are made subject to the terms and conditions of the plan.

This authorization and appointment is given by you with the understanding that you may terminate it at any time by notifying Registrar and Transfer Company. If your Eastern Virginia Bankshares, Inc. shares are held in a broker account, you must contact your broker to enroll in this plan. By executing this form, you authorize Registrar and Transfer Company, as your agent, to undertake the following:

Dividend Reinvestment Election (choose one)

☐	Full Dividend Reinvestment – Please reinvest the dividends on all shares of Eastern Virginia Bankshares, Inc. common stock that I presently own as well as the dividends on all future shares that I acquire under the plan in shares of common stock to be held for my benefit under the plan.

☐	Partial Dividend Reinvestment – Please reinvest % (must be at least 10%) of the dividends on all shares of Eastern Virginia Bankshares, Inc. common stock that I presently own as well as the dividends on all future shares that I acquire under the plan in shares of common stock to be held for my benefit under the plan.

Voluntary Cash Payment Election (choose one)

(You may elect to make a voluntary cash payment only if you have elected to participate in full or partial dividend reinvestment)

☐	Voluntary Cash Payment – In addition to the reinvestment of dividends as specified above, I wish to purchase additional shares of Eastern Virginia Bankshares, Inc. common stock (the dividends of which will be reinvested in shares of common stock to be held for my benefit under the plan) with the enclosed check in the amount of $ (min. $50.00 and max. $20,000.00 per quarter) made payable to “Registrar and Transfer Company, Plan Administrator”.

☐	Automatic Quarterly Voluntary Cash Payment – In addition to the reinvestment of dividends as specified above, I authorize Registrar and Transfer Company to withdraw $ from my checking or savings account below on a quarterly basis (min. $50.00 and max. $20,000.00 per quarter) to purchase additional shares of common stock the dividends of which will be reinvested in shares of common stock to be held for my benefit under the plan. I understand that my account will be debited on the 1st business day of February, May, August and November. No interest will be paid on voluntary cash payments from the date of receipt until they are invested by the plan in shares of Eastern Virginia Bankshares, Inc. common stock.

☐	No Voluntary Cash Payment – I presently do not wish to make voluntary cash purchases under the plan, but I may choose to do so at a later time by contacting Registrar and Transfer Company.

To participate in automatic debits for voluntary cash payments, you must provide the below information and return it along with a voided check for checking accounts or a preprinted deposit slip for savings accounts. Deductions will be reinvested as soon as reasonably possible after the dividend payment date or on the 15th day of the second month of the calendar quarter if no dividend is declared for that quarter.

Type of Account: ☐ Checking ☐ Savings

Financial Institution RT/ABA Number:

Checking/Savings Account Number:

Please sign exactly as name(s) appear on the stock certificate(s). If shares are held jointly, all holders must sign.
Mail completed form to:
Registrar and Transfer Company
Attention: Dividend Reinvestment	Signature	Date
10 Commerce Drive
P.O. Box 664	Signature	Date
Cranford, New Jersey 07016